Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES ACQUISITION OF

EAST TEXAS COTTON VALLEY PROPERTIES

DALLAS, TEXAS, May 25, 2006…EXCO Resources, Inc. (NYSE:XCO) today announced the acquisition of certain producing and undeveloped oil and natural gas properties in the Cotton Valley trend in East Texas from a privately held company.  The properties were acquired for a purchase price of $51.6 million ($52.3 million after contractual adjustments) and consist of approximately 2,000 net acres of leasehold, estimated proved reserves of 28.3 Bcfe (99% gas and 51% proved developed producing) and 10 Bcfe of estimated probable reserves.  Current average daily production from the wells acquired is approximately 4.3 Mmcfe per day.  Also included in the purchase is approximately 10,500 net undeveloped acres in the general area of the production.  EXCO will operate the properties and will own 100% of the working interest.  EXCO plans to begin a one to two rig development drilling program on the properties beginning in the third quarter of 2006 to drill an estimated 20 additional wells.

This East Texas acquisition was financed with $49.9 million from EXCO’s revolving line of credit with its bank group and $2.4 million from surplus cash.

In comments related to this acquisition, Douglas Miller, EXCO’s Chairman and CEO, said “This acquisition represents the third significant property acquisition by us since our initial public offering was completed in February 2006.  These transactions are in accordance with our plan of growing our company through acquisitions, exploitation and development.  In the aggregate, the acquisitions since February 2006, have added 223 Bcfe of estimated proved reserves, 1,533 estimated proved drilling locations and approximately 13 Mmcfe of daily production.”

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Ohio, Oklahoma, Pennsylvania, and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX  75251, telephone number (214) 368-2084, or by visiting our website at www.excoresources.com.  Our SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.